UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            December 6, 2007
EMAGEON INC.

(Exact name of registrant as specified in charter)

Delaware	0-51149	63-1240138

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:            (205) 980-9222
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) and (c)	Departure and Appointment of Chief Operating Officer
     On December 10, 2007, Emageon Inc. (the “Company”) announced that Chris E. Perkins has been appointed Executive Vice President and Chief Operating Officer of the Company effective December 6, 2007. Mr. Perkins succeeds Grady O. Floyd, who had been the Company’s Chief Operating Officer since March 2006. Mr. Floyd resigned for personal reasons, and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     Mr. Perkins, age 45, served as the Chief Operating Officer of Per-Se Technologies, Inc., a provider of solutions to improve the administrative functions of physicians, hospitals and pharmacies, from January 2006 until it was acquired by McKesson Corporation in January 2007. He served as Executive Vice President and Chief Financial Officer of Per-Se from February 2001 until January 2006, and from April 2000 to February 2001, Mr. Perkins served as Senior Vice President of Corporate Development for Per-Se. Prior to joining Per-Se in April 2000, Mr. Perkins held various executive management positions with AGCO Corporation (including Director, Corporate Development & Internal Audit; Vice President, Finance Director International Operations; Vice President, Chief Financial Officer; and Vice President, Global Parts Operations), and Mr. Perkins also spent seven years in public accounting with Arthur Andersen LLP. Mr. Perkins earned his B.S. in Accounting from the University of Florida.
     The Company’s related press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by this reference.
(e) Material Compensatory Plan, Contract or Arrangement
Employment Agreement
     On December 6, 2007, the Company and Mr. Perkins entered into an employment agreement that sets forth, among other things, the terms and conditions of Mr. Perkins’ employment with the Company.
     The term of the employment agreement is 12 months, but the term automatically renews on a daily basis unless notice is given by the Company or by Mr. Perkins to cease the automatic renewal, subject to earlier termination as provided in the employment agreement. Under the employment agreement, Mr. Perkins is entitled to an annual base salary of $330,000, subject to annual increase as recommended by the Compensation Committee of the Company’s Board of Directors, and is eligible for a cash bonus under the Company’s informal performance-based annual employee bonus program. Under the annual bonus program, the Compensation Committee approves a target annual bonus for each eligible employee as a percentage of base salary, and the employee may earn his or her bonus based on the achievement of company financial goals set by the Compensation Committee and on achievement of personal goals and objectives. In addition, Mr. Perkins is eligible for the same employee benefits, including health, life, disability, dental, and retirement benefits, as are available to executive officers of the Company.
     The employment agreement also addresses compensation and benefits that would be paid to Mr. Perkins if his employment is terminated for various reasons, including termination for cause or without cause.
•	Upon any termination of Mr. Perkins’ employment, Mr. Perkins will be entitled to receive all base salary due to him under the agreement through his last day of employment. In addition, Mr. Perkins’ rights under the Company’s benefit plans would continue in accordance with the provisions of such plans.

•	If Mr. Perkins terminates his employment for “good reason,” or the Company terminates his employment other than for “cause,” death or “disability” (as such terms are defined in the employment agreement), then:
-	Mr. Perkins will be entitled to receive a lump sum payment that is equal to (i) his then-current monthly base salary plus one-twelfth of his target annual bonus multiplied by (ii) 12 months;

-	if he elects to continue coverage under the Company’s health and dental plans, Mr. Perkins will be entitled to receive a lump sum payment equal to (i) the monthly COBRA premium for such coverage, less the monthly cost of such coverage he was paying at the time of termination, multiplied by (ii) 12 months;

-	if at the time of termination the Company maintained a life insurance policy or policies for Mr. Perkins, Mr. Perkins will be entitled to receive a lump sum payment equal to the monthly amount of the premiums for such policy or policies as of the date of termination, multiplied by 12 months; and

-	any outstanding stock options and restricted stock units held by Mr. Perkins will become fully vested.
However, if Mr. Perkins terminates his employment for good reason, or the Company terminates his employment other than for cause, death or disability, prior to receiving any of the foregoing payments or benefits, Mr. Perkins must sign a release of claims in a form required by the Company. In addition, in the event that any of these payments is not exempt as a short-term deferral under Section 409A of the Internal Revenue Code of 1986, as amended, the Company may delay such payment to Mr. Perkins for a six month period in order to avoid a violation of Section 409A.
     The employment agreement also provides for tax protection in the form of a gross up payment to reimburse Mr. Perkins for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement.

Additionally, the employment agreement contains non-compete, non-solicitation, confidentiality and related provisions covering the term of Mr. Perkins’ employment and, post-termination, for a period of 12 months.
     The foregoing description of Mr. Perkins’ employment agreement with the Company is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.
Equity Awards
     On December 6, 2007, Mr. Perkins also received an award of 30,000 restricted stock units, and was granted an option to purchase 120,000 shares of the Company’s common stock, under the Company’s 2005 Equity Incentive Plan (the “Plan”). The restricted stock units and the options vest in 48 equal monthly installments commencing on January 6, 2008. The exercise price of the stock options is equal to $4.52 per share, which was the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant, and the options will be generally exercisable for a 10-year period. These equity awards were made pursuant to the Company’s form of Restricted Stock Unit Award Agreement and Stock Option Agreement under the Plan.
     Under Mr. Perkins’ Restricted Stock Unit Award Agreement, if Mr. Perkins becomes disabled, his restricted stock units will become fully vested and nonforfeitable; if Mr. Perkins dies while actively employed by the Company, his employment is terminated by the Company for cause, or Mr. Perkins terminates his employment for other than good reason, then all unvested restricted stock units are forfeited; and if Mr. Perkins terminates his employment for good reason, or the Company terminates his employment other than for cause, death or disability, then his restricted stock units will become fully vested. In addition, upon a “change in control” (as defined in the Restricted Stock Unit Award Agreement) of the Company, all of Mr. Perkins’ restricted stock units will become fully vested and nonforfeitable.
     Under Mr. Perkins’ Stock Option Agreement, if Mr. Perkins dies while actively employed by the Company, or if Mr. Perkins’ employment is terminated by reason of disability, the unvested portion of his stock options shall expire, and the vested portion shall be exercisable for a period of one year (or the remaining term of the stock option, if shorter); if the Company terminates Mr. Perkins’ employment for cause, then the stock options shall, whether vested or unvested, immediately terminate and cease to be exercisable; and if the Company terminates Mr. Perkins’ employment without cause, or Mr. Perkins terminates his employment voluntarily for any reason, the unvested portion of his stock options shall expire, and the vested portion shall be exercisable for a period of three months (or the remaining term of the stock option, if shorter). In addition, upon a “change in control” (as defined in the Stock Option Agreement) of the

Company, all of Mr. Perkins’ stock options shall become vested and exercisable, and the Company may terminate the stock options if it gives Mr. Perkins 30 days’ prior written notice and the opportunity to, at the Company’s election, receive a cash payment equal to the difference between the fair market value and the exercise price of the vested portion of such stock option, or the right to exercise all vested portions of the stock option immediately prior to the effective date of the change in control. If Mr. Perkins’ options remain outstanding after a change in control of the Company, and his employment is terminated within 2 years after the change in control of the Company, then all vested stock options will remain exercisable for a period of one year after his termination (or the remaining term of the stock option, if shorter).
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated December 6, 2007, between Emageon Inc. and Chris E. Perkins

99.1	Press Release of Emageon Inc. dated December 10, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ W. Randall Pittman
W. Randall Pittman
Chief Financial Officer and Treasurer

Date: December 12, 2007